Exhibit 23.1

Independent Auditors' Consent

The Board of Directors

Arrow Financial Corporation

We consent to incorporation by reference in the Registration Statement on Form S-4 related to the 9.50% Series B Capital Securities of Arrow Capital Trust I, of our report dated January 21, 2000, relating to the consolidated balance sheets of Arrow Financial Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Annual Report on Form 10-K of Arrow Financial Corporation for the year ended December 31, 1999.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Albany, New York

April 12, 2000

??